ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-261476
Dated September 18, 2023
Dual Directional Buffered Participation Securities Based on the Value of the S&P 500® Index due on or about April 3, 2025
Principal at Risk Securities
This document provides a summary of the terms of the Dual Directional Buffered Participation Securities or “Buffered Securities”. Investors should carefully review the accompanying preliminary pricing supplement for the Buffered Securities, the accompanying product supplement, the underlier supplement, the prospectus supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The Buffered Securities do not guarantee the full return of principal at maturity and you could lose some and up to 90.00% of your investment. The Buffered Securities are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”), and all payments on the Buffered Securities are subject to the credit risk of BNS. As used in this document, “we,” “us,” or “our” refers to BNS.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
Underlying index:	S&P 500® Index (Bloomberg Ticker: “SPX”)
Stated principal amount:	$1,000.00 per Buffered Security
Issue price:	$1,000.00 per Buffered Security
Minimum investment:	$1,000.00 (1 Buffered Security)
Interest:	None
Pricing date:	September 29, 2023
Original issue date:	October 4, 2023 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	March 31, 2025, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	April 3, 2025, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per Buffered Security:
◾        If the final index value is greater than the initial index value:
$1,000.00 + upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
◾        If the final index value is less than or equal to the initial index value, but not by more than the buffer amount:
$1,000.00 + ($1,000.00 × absolute underlying return)
In this scenario, you will receive a 1% positive return on the Buffered Securities for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $100.00.
◾        If the final index value is less than the initial index value by more than the buffer amount:
$1,000.00 + [$1,000.00 × (underlying return + buffer amount)]
If the final index value is less than the initial index value by more than the buffer amount, you will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and could lose up to 90.00% of your investment in the Buffered Securities.

Underlying return:	(final index value − initial index value) / initial index value
Absolute underlying return:	The absolute value of the underlying return. For example, a -5% underlying return will result in a +5% absolute underlying return.
Buffer amount:	10.00%
Upside payment:	$1,000.00 × underlying return
Maximum gain:	17.10%
Maximum payment at maturity:	$1,171.00 per Buffered Security (117.10% of the stated principal amount)
Initial index value:	The index closing value of the underlying index on the pricing date
Final index value:	The index closing value of the underlying index on the valuation date
CUSIP/ISIN:	06417YUJ6 / US06417YUJ62
Listing:	The Buffered Securities will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$25.00 per stated principal amount
Estimated value on the pricing date:	Expected to be between $938.09 and $968.09 per stated principal amount. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement	http://www.sec.gov/Archives/edgar/data/9631/000114036123044308/ef20010660_424b2.htm
HYPOTHETICAL PAYOUT
The below figures are based on a buffer amount of 10.00% and maximum gain of 17.10% and are purely hypothetical (the actual terms of your Buffered Securities will be determined on the pricing date and will be specified in the final pricing supplement).

Hypothetical Payment at Maturity

Underlying Return	Payment at Maturity
+50.00%	$1,171.00
+40.00%	$1,171.00
+30.00%	$1,171.00
+20.00%	$1,171.00
+17.10%	$1,171.00
+15.00%	$1,150.00
+10.00%	$1,100.00
+5.00%	$1,050.00
0.00%	$1,000.00
-2.50%	$1,025.00
-5.00%	$1,050.00
-7.50%	$1,075.00
-10.00%	$1,100.00
-20.00%	$900.00
-30.00%	$800.00
-40.00%	$700.00
-50.00%	$600.00
-60.00%	$500.00
-70.00%	$400.00
-80.00%	$300.00
-90.00%	$200.00
-100.00%	$100.00

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You will find a link to the accompanying preliminary pricing supplement for the Buffered Securities above and links to the accompanying product supplement, underlier supplement, prospectus supplement and prospectus for the Buffered Securities under “Additional Information About BNS and the Buffered Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the Buffered Securities.
The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement, underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and the accompanying prospectus supplement, underlier supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 225-5678. Our Central Index Key, or CIK, on the SEC web site is 0000009631.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
▪	You may lose up to 90.00% of your investment in the Buffered Securities.
▪	The stated payout from the issuer applies only at maturity.
▪
The potential positive return on the Buffered Securities from any negative performance of the underlying index is limited by the buffer amount and the return on the Buffered Securities may change significantly despite only a small difference in the degree of change of the final index value relative to the initial index value.

▪	Your potential return on the Buffered Securities is limited to the maximum gain.
▪	You will not receive any interest payments.
▪	The amount payable on the Buffered Securities is not linked to the value of the underlying index at any time other than the valuation date.
▪	Owning the Buffered Securities is not the same as owning the index constituent stocks.
▪	The absolute return feature is not the same as taking a short position directly in the underlying index or any index constituent stocks.
Risks Relating to Characteristics of the Underlying Index
▪	An investment in the Buffered Securities involves market risk associated with the underlying index.
▪	There can be no assurance that the investment view implicit in the Buffered Securities will be successful.
▪	The underlying index reflects price return, not total return.
▪	Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the Buffered Securities.
▪	There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor.
Risks Relating to Estimated Value and Liquidity
▪
BNS’ initial estimated value of the Buffered Securities at the time of pricing (when the terms of your Buffered Securities are set on the pricing date) will be lower than the issue price of the Buffered Securities.

▪
Neither BNS’ nor SCUSA’s estimated value of the Buffered Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities.

▪	BNS’ initial estimated value of the Buffered Securities does not represent future values of the Buffered Securities and may differ from others’ (including SCUSA’s) estimates.
▪	The Buffered Securities have limited liquidity.
▪
The price at which SCUSA would buy or sell your Buffered Securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Buffered Securities. SCUSA’s estimated value of the Buffered Securities is determined by reference to its pricing models and takes into account BNS’ internal funding rate.

▪	The price of the Buffered Securities prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount.
Risks Relating to General Credit Characteristics
▪	Payments on the Buffered Securities are subject to the credit risk of BNS.
Risks Relating to Hedging Activities and Conflicts of Interest
▪
Hedging activities by BNS and SCUSA may negatively impact investors in the Buffered Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Buffered Securities.

▪
We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the index constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the Buffered Securities.

▪	Activities conducted by BNS and its affiliates may impact the value of the underlying index and the value of the Buffered Securities.
▪	The calculation agent will have significant discretion with respect to the Buffered Securities, which may be exercised in a manner that is adverse to your interests.
▪	BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the Buffered Securities.
Risks Relating to Canadian and U.S. Federal Income Taxation
▪
Uncertain tax treatment. Significant aspects of the tax treatment of the Buffered Securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Buffered Securities — Tax Considerations” and “— Material Canadian Income Tax Consequences” in the preliminary pricing supplement.

Underlying Index
For information about the underlying index, including historical performance information, see “Information About the Underlying Index” in the preliminary pricing supplement.

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